Exhibit 99.1

PAINCARE HOLDINGS UNVEILS FINANCIAL RESTRUCTURING PLAN

Proceeds from Sale of Ambulatory Surgery Centers to be Used to Materially Reduce or Retire Debt Load and Provide New Growth Capital

Orlando, FL – (PR NEWSWIRE) – October 19, 2006 – PainCare Holdings, Inc. (AMEX:PRZ), one of the nation’s leading providers of pain-focused medical and surgical solutions and services, today unveiled its financial restructuring plan providing for the sale of the Company’s interests in its ambulatory surgery centers (ASCs). The proceeds of the proposed sale(s) are expected to yield PainCare sufficient cash to materially reduce or retire in full the Company’s prevailing debt obligations, thus strengthening its balance sheet and financial position.

Randy Lubinsky, Chief Executive Officer of PainCare, stated, “Following extensive review of PainCare’s available financing alternatives, including debt renegotiation and private and public equity raises, we determined that it was in the best interest of our Company and our shareholders to pursue a more creative and non-dilutive means to eliminate liquidity issues and access necessary growth capital.”

Continuing, Lubinsky said, “Although the operation of our ASCs has proven to be complementary to PainCare’s overall business platform, it is not central to PainCare’s core mission. Recognizing that our surgery centers were valuable properties of interest to those companies who are actively engaged in consolidating assets within the ambulatory surgery center market, the sale of our ASCs became a logical and prudent solution to address the restructuring of our balance sheet, while also enhancing our cash position.”

PainCare has engaged The Bloom Organization, a New Jersey-based investment banking firm with expertise in the sale and acquisition of ambulatory surgery centers. “The Bloom Organization is ideally suited to represent PainCare in the sale of our ASCs and has identified several serious suitors. With a goal of concluding negotiations and closing on these divestitures before year-end, PainCare plans to sizably reduce or pay off our debt obligations,” stated Mark Szporka, Chief Financial Officer of PainCare.

“Proceeds from the sale(s) will also be used to finance certain growth opportunities, including select acquisitions, as they present themselves, and new business expansion initiatives currently in development,” concluded Szporka.

About PainCare Holdings, Inc.

Headquartered in Orlando, Florida, PainCare Holdings, Inc. is one of the nation’s leading providers of pain-focused medical and surgical solutions and services. Through its proprietary network of acquired or managed physician practices and ambulatory surgery centers, and in partnership with independent physician practices and medical institutions throughout the United States and Canada, PainCare is committed to utilizing the most advanced science and technologies to diagnose and treat pain stemming from neurological and musculoskeletal conditions and disorders.

Through its wholly owned subsidiary, Caperian, Inc., PainCare offers medical real estate and development services. For more information on PainCare Holdings, please visit www.paincareholdings.com.

This press release contains forward-looking statements that may be subject to various risks and uncertainties. Such forward-looking statements are made pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform

Act of 1995 and are made based on management's current expectations or beliefs as well as assumptions made by, and information currently available to, management.

     FOR MORE INFORMATION, PLEASE CONTACT:
Investor/Shareholder Relations
Dodi Handy, Elite Financial Communications Group, LLC
at 407-585-1080 or via email at prz@efcg.net

THE BLOOM ORGANIZATION:
732-577-2900
www.bloomllc.com